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                                                                    Exhibit 99.1


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                        TRACTOR SUPPLY COMPANY ANNOUNCES
                             TWO-FOR-ONE STOCK SPLIT
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Nashville, Tennessee, July 21, 2003 - Tractor Supply Company (NASDAQ: TSCO), the
largest retail farm and ranch store chain in the United States, today announced that the Company's Board of Directors has approved a two-for-one stock split of the Company's common stock.

The stock split will be effected by distributing one share of the Company's stock to each stockholder of record as of August 4, 2003 for every share of common stock then owned. As a result of the stock split, the number of outstanding shares of common stock will increase to approximately 37.2 million from approximately 18.6 million and the Company expects the newly issued shares to be distributed on August 21, 2003.

Joe Scarlett, Chairman of the Board and CEO, commented, "The Board's decision to approve a stock split recognizes our confidence in the ability to grow the Tractor Supply Company chain from 460 stores to approximately 700 stores over the next four years as well as the significant long-term opportunities for the business. We are committed to taking actions designed to contribute to the total return to our shareholders and moreover, we believe this split will further enhance liquidity and make our common stock more attractive to a broader range of investors." At June 28, 2003, Tractor Supply Company operated 458 stores in 30 states, focused on supplying the lifestyle needs of recreational farmers and ranchers. The Company also serves the maintenance needs of those who enjoy the rural lifestyle, as well as tradesmen and small businesses. Stores are located in towns outlying major metropolitan markets and in rural communities. The Company offers the following comprehensive selection of merchandise: (1) livestock and pet products, including everything necessary for their health, care, growth and containment; (2) maintenance products for agricultural and rural use; (3) hardware and tool products; (4) seasonal products, including lawn and garden power equipment; (5) truck, trailer and towing products; and (6) work clothing for the entire family.

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Certain statements contained herein, including without limitation, statements addressing the beliefs, plans, objectives, estimates or expectations of the Company or future results or events constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995, as amended. Such forward-looking statements involve known or unknown risks, including, but not limited to, general economic and business conditions, and conditions in the specialty retail industry. There can be no assurance that the actual future results, performance, or achievements expressed or implied by such forward-looking statements will occur. Users of forward-looking statements are encouraged to review the Company's latest annual report on Form 10-K, its filings on Form 10-Q, management's discussion and analysis in the Company's latest annual report to stockholders, the Company's filings on Form 8-K, and other federal securities law filings for a description of other important factors that may affect the Company's business, results of operations and financial condition. The Company does not undertake to publicly update or revise its forward-looking statements even if experience or future changes make it clear that projected results expressed or implied in such statements will not be realized.